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                                                                     EXHIBIT 4.7

                              SEVENTH AMENDMENT OF
                       BUDGET GROUP, INC. SAVINGSPLUS PLAN
               (As Amended and Restated Effective January 1, 1993)


         WHEREAS, Budget Group, Inc. (the "Corporation") maintains the Budget Group, Inc. SavingsPlus Plan (the "Plan"); and

         WHEREAS, the Plan has been amended from time to time, and further amendment of the Plan now is considered desirable;

         NOW, THEREFORE, by virtue and in exercise of the powers reserved to the Corporation by resolution of its Board of Directors, the Plan is hereby amended in the following respects, effective January 1, 1997:

         1.       By substituting the following for the third sentence of
                  Section 8.4(c):

                  "If such forfeitures exceed the amounts required to make restoration, the remainder shall be used to reduce Company Contributions, or applied to offset administrative expenses pursuant to Section 9.16."

         2.       By inserting the following at the end of Section 3.1(a):

                           "Notwithstanding the foregoing, in the case of an
                  Employee who was an employee of Team Rental Group, Inc. on the date of its acquisition of the Company, such Employee's hours of service with Team Rental Group, Inc. shall be considered Hours of Service for eligibility purposes under the Plan as of the date of such acquisition; provided, however, that no such Employee shall become an Active Participant prior to the first administratively feasible Entry Date on or after January 1, 1998."



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         IN WITNESS WHEREOF, the Corporation has caused this amendment to be executed by its duly authorized officer this 26th day of July, 1999.


                                        BUDGET GROUP, INC.



                                        By:   /s/ Robert L. Aprati
                                           --------------------------------

                                           Its:  Executive Vice President
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